BETTER CHOICE COMPANY RETAINS EMERGING MARKETS CONSULTING, LLC (EMC) AND WINNING MEDIA TO PROVIDE INVESTOR/PUBLIC RELATIONS SERVICES

NEW YORK – February 17, 2021 (GLOBE NEWSWIRE) – Better Choice Company (OTCQB: BTTR) (“Better Choice”), an animal health and wellness company, is pleased to announce that it has retained Emerging Markets Consulting (EMC). EMC specializes in helping small and mid-sized public companies establish brand awareness, increase market share and to expand their customer and shareholder base, through improving visibility with both the institutional and retail investment communities. In addition to EMC the Company has also retained Winning Media (WM) to provide strategic digital media services, marketing and data analytics services. Neither WM nor EMC or any of its principals currently own any securities, directly or indirectly, of the company or have any intention to acquire any securities of the company.

Michael Young, Chairman of Better Choice commented, “With our proposed application to the NYSE or Nasdaq in the second quarter of 2021 we feel this is the perfect time to be telling our story. EMC’s and WM’s tremendous track record for introducing unique Micro Cap companies to Broker Networks and top Institutions should help us continue to build momentum into these major corporate events. Given the temporary travel restrictions and limited in person conferences we believe this is the most beneficial way to continue the expansion of our shareholder base and corporate message.”

Mr. Young continued, “Even with the tremendous momentum of our brands and the building of a world class management and sales team, Better Choice Company continues to trade at a severe valuation discount to other animal health and wellness public companies such as Fresh Pet (FRPT). With the help of EMC and WM we are hoping to correct this market value discrepancy.”

James Painter, President of EMC, said, “We are pleased to represent Better Choice Company and look forward to a successful partnership. We have conducted our due diligence on the Company and the animal health and wellness industry, and are very impressed with the management, share structure and overall business strategy.”

About Better Choice Company, Inc.

Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

About Emerging Markets Consulting LLC

Based in Orlando, Florida, Emerging Markets Consulting, LLC (EMC) brings over 40 years combined experience in the investor relations industry. EMC is an international investor relations firm with affiliates around the world. EMC is relationship-driven and results-oriented with the goal of seeking attractive emerging companies and concentrating its resources and efforts to serve a limited number of high-quality clients. For more information, visit EMC’s website at www.emergingmarketsllc.com

About Winning Media LLC

Winning Media (WM) in Houston, TX. brings over 20 years of experience in the online advertising and investor relations industry.

WM provides strategic digital media services, marketing, and data analytics services. Today WM is the industry leader and most in demand firms in the online financial advertising space.

For more information email: ty@lifewatermedia.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Scott Lerner, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
PH: 212-896-1254
Valter@KCSA.com